Exhibit 3.2

CERTIFICATE OF CORRECTION OF

CERTIFICATE OF INCORPORATION

OF MOHAWK GROUP HOLDINGS, INC.

Mohawk Group Holdings, Inc., a Delaware corporation (the “Company”), in accordance with the provisions of Section 103 of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify:

1. The name of the corporation is Mohawk Group Holdings, Inc. The date of filing its original Certificate of Incorporation with the Secretary of State was March 26, 2018 (the “Certificate of Incorporation”).

2. The Certificate of Incorporation of the Company requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law, The original Certificate of Incorporation contained scrivener’s errors referencing Class A Common Stock and Class B Common Stock, whereas there is only one class of Common Stock.

3. The Certificate of Incorporation is hereby corrected such that the second sentence of Article IV, Section 1 shall read in its entirety as follows:

“The number of authorized shares of Preferred Stock and/or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law; subject, however, to any additional votes of the holders of Common Stock or Preferred Stock that may be required by the terms of this Certificate of Incorporation (including any Certificate of Designation filed pursuant to Article IV, Section 2 below).”

4. All other provisions of the Certificate of Incorporation remain unchanged.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Correction to be executed on this 4th day of April, 2018.

MOHAWK GROUP HOLDINGS, INC.

By:	/s/ Michael A. Silverman
Name:	Michael A. Silverman
Title:	President